Exhibit 99.1

        Rock-Tenn Company Reports Record Sales In Fiscal 2004


    NORCROSS, Ga.--(BUSINESS WIRE)--Nov. 2, 2004--Rock-Tenn Company (NYSE:RKT) today reported financial results for the fourth quarter and fiscal year 2004, which ended September 30, 2004. Net sales for the fourth quarter of fiscal 2004 were $417.9 million, up 8.5% from $385.0 million in the prior year quarter. The Company reported net income of $6.6 million, or $0.18 per diluted share, for the quarter ended
September 30, 2004. Net income for the fourth quarter of fiscal 2004 included pre-tax restructuring and other costs of $5.7 million, or $0.10 per diluted share after-tax, related to previously announced facility closures. Net income in the fourth quarter of fiscal 2003 was $10.0 million, or $0.28 per diluted share, which included pre-tax restructuring and other costs of $0.6 million and after-tax income from discontinued operations of $0.4 million.
    The Company reported net sales of $1.6 billion for the fiscal year ended September 30, 2004, a 10.3% increase from the previous year. Net income was $17.6 million, or $0.50 per diluted share, for the fiscal year ended September 30, 2004, compared to $29.6 million, or $0.85 per diluted share, in the prior fiscal year. Pre-tax restructuring and other costs were $32.7 million, or $0.57 per diluted share after-tax, and after-tax income from discontinued operations was $8.0 million, or $0.23 per diluted share, in fiscal 2004. Pre-tax restructuring and other costs were $1.5 million, or $0.03 per diluted share after-tax, in fiscal 2003.

    Segment Results

    Packaging Products Segment

    Packaging Products segment sales increased 6.6% to $235.9 million in the fourth quarter of fiscal 2004 from $221.3 million in the fourth quarter of fiscal 2003. Packaging Products segment operating income was $9.0 million in the fourth quarter of fiscal 2004 compared to $12.9 million in the prior year quarter.
    Folding carton division sales were $200.3 million in the fourth quarter of fiscal 2004, a 6.2% increase over the prior year quarter, primarily due to increased volume. Growth from the Company's acquisition of its Kerman, California facility in August 2003 contributed 2.5% to the aggregate sales increase over the quarter. Interior packaging division sales increased 9.0% in the fourth quarter of fiscal 2004 over the same period of last year due to a combination of higher pricing and increased volume. Operating income in the Packaging Products segment during the fourth quarter of 2004 was reduced compared to the prior year quarter by the impact of the strengthening of the Canadian dollar, increased bad debt expense, higher health care costs and workers' compensation charges and operating inefficiencies from high operating rates and new business.
    In fiscal 2004, Packaging Products segment sales increased $106.7 million to $908.1 million compared to $801.4 million in fiscal 2003. The sales increase was primarily due to a 15.5% increase in folding carton division revenues. The folding carton division's increased revenue reflected strong internal volume growth, which accounted for 9.3% of the division's revenue growth in fiscal 2004, as well as growth from the Company's acquisitions of its Kerman, California and Cartem Wilco facilities. Interior packaging division sales increased 2.2% in fiscal 2004 compared to fiscal 2003, primarily due to increased volume. Operating income in the Packaging Products segment in fiscal 2004 remained relatively flat compared to fiscal 2003.

    Merchandising Displays and Corrugated Packaging Segment

    Merchandising Displays and Corrugated Packaging segment sales increased $13.2 million to $91.5 million in the fourth quarter of fiscal 2004 compared to $78.3 million in the fourth quarter of fiscal 2003. The sales increase reflected growth in merchandising displays division sales to new customers and volume growth among existing customers. Corrugated packaging sales increased due to sales at the recently acquired Athens corrugator as well as stronger demand for corrugated packaging. Operating income for the segment was $9.5 million in the fourth quarter of fiscal 2004 compared to $9.2 million in the prior year quarter.
    In fiscal 2004, Merchandising Displays and Corrugated Packaging segment sales increased 9.3% to $318.3 million compared to $291.2 million in fiscal 2003. The sales increase was primarily due to a $16.7 million, or 7.6%, increase in sales of merchandising displays compared to fiscal 2003. Corrugated packaging division sales increased 14.6%, or $10.3 million, over the prior year due to increased volume as well as sales from the Athens corrugator. Operating income for the segment increased to $29.1 million in fiscal 2004 compared to $28.6 million in fiscal 2003.

    Paperboard Segment

    Paperboard segment sales increased 5.0% to $136.9 million in the fourth quarter of fiscal 2004 compared to $130.4 million in the fourth quarter of fiscal 2003. Operating income in the segment increased to $7.6 million in the fourth quarter of fiscal 2004 compared to $4.0 million in the prior year quarter. The sales increase was due to increased sales in both the paperboard and recycled fiber divisions. During the fourth quarter of fiscal 2004 there was a $34 per ton increase in average paperboard selling price compared to the prior year quarter. Excluding the Company's Otsego mill, tons shipped in the fourth quarter of fiscal 2004 were 266,319 tons compared to 252,386 tons in the prior year quarter. Fiber, energy, chemical and freight costs increased by a total of $29 per ton compared to the prior year quarter. The Company's mills operated at 97% of capacity during the quarter, taking less than 1% of economic downtime. Operating income in the recycled fiber division increased $2.1 million compared to the fourth quarter of fiscal 2003.
    Paperboard segment sales in fiscal 2004 increased 5.9% to $539.9 million compared to $509.9 million in fiscal 2003. The sales increase was primarily the result of an $18 per ton increase in average selling price and an increase of 29,172 tons shipped over the prior year. Net sales of the recycled fiber division increased 22.3% compared to the prior fiscal year. Operating income of the Paperboard segment was $15.8 million in fiscal 2004 compared to $21.8 million in fiscal 2003. The decline in operating income was primarily due to a $26 per ton increase in fiber, energy, chemical and freight costs.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "Fourth quarter sales increased in each of our segments, as we expected, due to strong demand for our products. Aggregate segment income also increased compared to the prior year quarter due to margin from higher sales, significant cost reductions, and some realizations from announced price increases more than offsetting much higher energy and raw material prices.
    "Our 10.3% increase in sales for the fiscal year reflects the strong competitive positions we have built in our businesses through investments in cost-reducing technologies, which allowed us to take advantage of strengthening demand for our products. Throughout the year we built our market-share in the folding carton business. We also increased sales of merchandising displays through sales to new customers and growth in our position at other key customers. Our paperboard mills also demonstrated their strong market position, operating at 96% of capacity over the year, taking less than 2% of economic downtime."

    Selling, General & Administrative Expenses

    Selling, general and administrative (SG&A) expenses were 12.3% of net sales in the fourth quarter of fiscal 2004, compared to 12.5% of net sales in the prior year quarter. In fiscal 2004, SG&A expenses were 12.6% of net sales compared to 12.9% of net sales in fiscal 2003.

    Restructuring and Other Costs

    Restructuring and other costs for the fourth quarter of fiscal 2004 were $5.7 million pre-tax, of which $2.7 million were non-cash charges.
    For fiscal 2004, restructuring and other costs were $32.7 million, pre-tax, primarily associated with the facility closures announced throughout the year. Of the total $32.7 million restructuring and other costs, $26.8 million were non-cash charges.

    Financing

    Rock-Tenn Company's total debt was $465.6 million, excluding net gains and the marked to market value of interest rate swaps of $18.5 million attributable to interest rate swaps, at the end of fiscal 2004. The Company's cash and cash equivalents were $56.9 million at the end of fiscal 2004.
    Rock-Tenn Company repurchased $1.5 million of its 2005 notes during the quarter at an average price of $101.64, or $0.02 million over par, including the effects of swap unwinds. Excluding the cost of swap unwinds, the average purchase price was $103.81, or $0.06 million over par.

    Cash Provided By Operating Activities

    Cash provided by operating activities from continuing operations in fiscal 2004 was $91.0 million compared to $110.2 million in fiscal 2003. The $9.9 million of cash taxes paid on the sale of the plastics division reduced cash provided by operating activities from continuing operations in fiscal year 2004. The remaining reduction in cash provided by operating activities in fiscal 2004 compared to fiscal 2003 was primarily the result of a $23.2 million, or 8.3%, increase in accounts receivable and inventory to fund the 10.3% growth in sales over the year offset by a $16.7 million increase in other current liabilities.

    Change in Costs Allocated to Segments

    During a review of the allocation of internal costs, the Company determined that some internal costs were more appropriately designated as non-allocated costs and not allocated to its operating segments. As a result, $3.5 million of costs were reclassified in fiscal 2004 and $3.0 million of costs were reclassified in fiscal 2003. The Company's financial results in this release reflect this reclassification of costs.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the fourth quarter and fiscal 2004 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on Tuesday, November 2, 2004. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

    About Rock-Tenn Company

    Rock-Tenn Company provides marketing and packaging solutions to consumer products companies at low costs, with annual net sales of $1.6 billion and over 70 operating locations in the United States, Canada, Mexico and Chile.


                          ROCK-TENN COMPANY
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

----------------------------------------------------------------------
                             FOR THE THREE         FOR THE TWELVE
                              MONTHS ENDED          MONTHS ENDED
                          Sept. 30,  Sept. 30,  Sept. 30,  Sept. 30,
                            2004       2003       2004        2003
----------------------------------------------------------------------

NET SALES                $  417,870 $  385,031 $1,581,261  $1,433,346

Cost of Goods Sold          343,471    313,453  1,310,924   1,168,180

----------------------------------------------------------------------

Gross Profit                 74,399     71,578    270,337     265,166
Selling, General and
 Administrative Expenses     51,375     48,183    199,355     184,942
Restructuring and Other
 Costs                        5,673        583     32,738       1,494

----------------------------------------------------------------------

Operating Profit             17,351     22,812     38,244      78,730
Interest Expense             (5,884)    (6,478)   (23,566)    (26,871)
Interest and Other Income
 (Loss)                         131         29       (143)         73
Income (Loss) from
 Unconsolidated Joint
 Venture                        (36)       (23)       119        (399)
Minority Interest in
 Income of
     Consolidated
      Subsidiary               (907)      (877)    (3,419)     (3,248)

----------------------------------------------------------------------

INCOME FROM CONTINUING
     OPERATIONS BEFORE
      INCOME TAXES           10,655     15,463     11,235      48,285

Provision For Income
 Taxes                        4,103      5,851      1,584      18,744

----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS                   6,552      9,612      9,651      29,541

Income from Discontinued
 Operations                      33        352      7,997          35

NET INCOME               $    6,585 $    9,964 $   17,648  $   29,576
----------------------------------------------------------------------
Weighted Average Common
 Shares
Outstanding-Diluted          35,676     35,131     35,478      34,743

----------------------------------------------------------------------

Diluted Earnings Per
 Share:
     Income from
      Continuing
      Operations         $     0.18 $     0.27 $     0.27  $     0.85
     Income from
      Discontinued
      Operations               ---        0.01       0.23         ---
                         ---------- ---------- ----------  ----------
Diluted Earnings Per
 Share                   $     0.18 $     0.28 $     0.50  $     0.85

----------------------------------------------------------------------


                          ROCK-TENN COMPANY
                     INDUSTRY SEGMENT INFORMATION
                             (UNAUDITED)
                 (IN THOUSANDS, EXCEPT TONNAGE DATA)


----------------------------------------------------------------------

                                FOR THE THREE      FOR THE TWELVE
                                 MONTHS ENDED        MONTHS ENDED
                              Sept. 30,Sept. 30, Sept. 30,  Sept. 30,
                                2004     2003      2004       2003

----------------------------------------------------------------------

NET SALES:

Packaging Products Segment    $235,912 $221,268 $  908,085 $  801,402
Merchandising Displays and
    Corrugated Packaging
     Segment                    91,475   78,303    318,274    291,238
Paperboard Segment             136,918  130,426    539,882    509,941
Intersegment Eliminations      (46,435) (44,966)  (184,980)  (169,235)

----------------------------------------------------------------------

TOTAL                         $417,870 $385,031 $1,581,261 $1,433,346

----------------------------------------------------------------------

INCOME FROM CONTINUING
 OPERATIONS
    BEFORE TAXES:

Packaging Products Segment    $  9,038 $ 12,893 $   37,997 $   38,560
Merchandising Displays and
    Corrugated Packaging
     Segment                     9,540    9,224     29,075     28,569
Paperboard Segment               7,621    4,031     15,751     21,764


----------------------------------------------------------------------

Segment Income                $ 26,199 $ 26,148 $   82,823 $   88,893
Restructuring and Other Costs   (5,673)    (583)   (32,738)    (1,494)
Non-Allocated Expense           (3,211)  (2,776)   (11,722)    (9,068)
Interest Expense                (5,884)  (6,478)   (23,566)   (26,871)
Interest and Other Income
 (Loss)                            131       29       (143)        73
Minority Interest in Income of
Consolidated Subsidiary           (907)    (877)    (3,419)    (3,248)

----------------------------------------------------------------------

INCOME FROM CONTINUING
  OPERATIONS BEFORE TAXES     $ 10,655 $ 15,463 $   11,235 $   48,285


----------------------------------------------------------------------


Paperboard Shipped (in tons)   270,984  279,629  1,130,004  1,100,832

----------------------------------------------------------------------


                          ROCK-TENN COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)
                            (IN THOUSANDS)

----------------------------------------------------------------------

                                   FOR THE THREE     FOR THE TWELVE
                                    MONTHS ENDED       MONTHS ENDED
                                 Sept. 30,Sept. 30,Sept. 30,Sept. 30,
                                   2004     2003     2004      2003

----------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income (loss) from continuing
 operations                      $  6,552 $  9,612 $  9,651 $  29,541

Items in income not affecting
 cash:
Depreciation and amortization      18,643   19,437   74,189    72,683
Deferred income taxes                (472)  (5,026)  (3,792)   11,689
Deferred compensation expense         447      282    1,458       851
Income tax benefit of employee
 stock options                        ---      955      401       955
Loss on bond repurchase                76      ---      948       ---
(Gain) loss on disposal of
 property, plant and equipment        ---       31   (2,121)     (766)
(Gain) loss on currency
 translation                          458     (220)     (13)      591
Equity in (income) loss from
 joint venture                         36       23     (119)      399
Minority interest in income of
 consolidated subsidiary              907      877    3,419     3,248
Impairment loss and other non-
 cash items                         2,716      255   28,515     1,044
Pension funding (more) less than
 expense                            4,369    2,797   (2,900)  (11,554)
Net changes in operating assets
 and liabilities                    1,527   10,890  (18,642)    1,530

----------------------------------------------------------------------
CASH PROVIDED BY OPERATING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                        35,259   39,913   90,994   110,211

Cash provided by operating
 activities from discontinued
 operations                           ---    1,512      373     4,584
                                  -------  -------  -------   -------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                        35,259   41,425   91,367   114,795

----------------------------------------------------------------------
INVESTING ACTIVITIES:

Capital expenditures              (12,210) (13,893) (60,823)  (57,402)
Cash paid for purchase of assets
 under synthetic lease                ---      ---      ---   (21,885)
Cash paid for purchase of
 businesses, net of cash received (13,760) (15,426) (15,047)  (81,845)
Cash contributed to joint venture (11) (20) (158) (332) Proceeds from sale of property,
 plant and equipment                  634    1,459    6,061     8,316

----------------------------------------------------------------------
CASH USED FOR INVESTING
 ACTIVITIES FROM CONTINUING
 OPERATIONS                       (25,347) (27,880) (69,967) (153,148)
Cash provided by (used for)
 investing activities from
 discontinued operations              ---     (166)  61,916    (3,598)
                                  -------  -------  -------   -------
NET CASH USED FOR INVESTING
 ACTIVITIES                       (25,347) (28,046)  (8,051) (156,746)

----------------------------------------------------------------------
FINANCING ACTIVITIES:

Proceeds from issuance of public
 notes                                ---      ---      ---    99,748
Net repayments to revolving
 credit facilities                    ---    1,929   (3,500)    1,103
Additions to long-term debt           146   12,038      146    53,645
Repayments of long-term debt       (1,682) (22,626) (34,177) (106,226)
Proceeds from monetizing
 swap contracts                       311      492    4,385     9,390
Industrial revenue bond proceeds      ---    2,273      ---     3,649
Debt issuance costs                    (2)      (3)     (29)   (1,016)
Issuance of common stock            1,048    2,456    6,747     6,277
Purchases of common stock             ---      ---      ---    (1,313)
Cash dividends paid to
 shareholders                      (3,030)  (2,795) (11,996)  (11,064)
Distribution to minority interest  (1,050)  (1,400)  (2,625)   (3,780)

----------------------------------------------------------------------
CASH PROVIDED BY (USED FOR)
 FINANCING ACTIVITIES              (4,259)  (7,636) (41,049)   50,413

----------------------------------------------------------------------
Effect of exchange rate changes
 on cash                               49      524      451      (849)

INCREASE IN CASH AND CASH
 EQUIVALENTS                        5,702    6,267   42,718     7,613

Cash and cash equivalents:
Beginning of period                51,189    7,906   14,173     6,560

----------------------------------------------------------------------
End of period                    $ 56,891 $ 14,173 $ 56,891 $  14,173

----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
     Income taxes (net of
      refunds)                   $  2,784 $  2,963 $ 15,032 $  11,168
     Interest (net of amounts
      capitalized)               $ 13,180 $ 16,244 $ 27,379 $  29,516

----------------------------------------------------------------------


                           ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED BALANCE SHEET
                             (UNAUDITED)
                            (IN THOUSANDS)


----------------------------------------------------------------------
                                SEPTEMBER 30,  JUNE 30,  SEPTEMBER 30,
                                     2004        2004         2003

----------------------------------------------------------------------

ASSETS:

Cash and cash equivalents         $   56,891  $   51,189   $   14,173

Receivables - net                    177,378     168,194      163,096

Inventories - at LIFO cost           127,359     124,253      118,414

Other current assets                  22,836      22,840       17,717

Current assets held for sale           1,526       1,607       52,703

----------------------------------------------------------------------

TOTAL CURRENT ASSETS                 385,990     368,083      366,103

----------------------------------------------------------------------

Building and equipment - net         552,803     547,325      579,514

Intangible and other assets          345,570     343,366      345,778

----------------------------------------------------------------------

TOTAL ASSETS                      $1,284,363  $1,258,774   $1,291,395

----------------------------------------------------------------------


LIABILITIES AND
SHAREHOLDERS' EQUITY:

Current maturities of long-term
 debt                             $   83,906  $      420   $   12,927

Other current liabilities            183,756     173,411      167,069

Current liabilities held for
 sale                                    ---         ---        7,487

----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES            267,662     173,831      187,483

----------------------------------------------------------------------

Long-term maturities of debt         381,694     466,527      489,037
Realized interest rate swap
 gains                                21,235      22,172       24,024
Marked to market value of
 interest rate swaps                  (2,774)    (12,527)         (94)
                                    --------    --------     --------
Total long-term debt                 400,155     476,172      512,967

Deferred income taxes                 85,497      90,481       93,801

Other long-term items                 93,448      85,406       75,108

Shareholders' equity                 437,601     432,884      422,036

----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY              $1,284,363  $1,258,774   $1,291,395

----------------------------------------------------------------------

Total debt excluding interest
 rate swaps                       $  465,600  $  466,947   $  501,964


    At December 31, 2003 and June 30, 2004, outstanding checks were incorrectly netted against other cash equivalent investments. This action did not have any impact on net income or earnings per share, but resulted in cash and cash equivalents and accounts payable being understated by $9.1 million at December 31, 2003 and $4.2 million at June 30, 2004. Net cash provided by operating activities in the Statement of Cash Flows was also understated for the three months ended December 31, 2003 and the nine months ended June 30, 2004 by $9.1 million and $4.2 million, respectively.


Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics

                        1st      2nd      3rd      4th
                       Quarter  Quarter  Quarter  Quarter Fiscal Year
                     -------------------------------------------------

Average Price Per Ton
---------------------
Coated & Specialty
 Paperboard (a)
     2002                 $424     $410     $410     $425        $417
     2003                  434      418      437      438         432
     2004                  440      439      456      470         451

Corrugated Medium
     2002                  342      337      331      346         339
     2003                  343      335      340      333         338
     2004                  331      341      350      383         352

All Tons
     2002                  410      398      397      413         405
     2003                  419      406      423      421         417
     2004                  422      424      439      455         435

Average Recovered
Paper Cost
     2002                   67       65       78      108          80
     2003                   82       78       88       86          83
     2004                   86       94      107      105          98

Tons Shipped
------------
Coated
     2002              125,382  117,813  117,724  126,625     487,544
     2003              117,566  128,606  126,292  125,363     497,827
     2004              130,383  138,830  136,583  135,798     541,594

Specialty (a)
     2002               98,538  112,408  117,652  114,367     442,965
     2003               99,752  113,299  113,001  109,243     435,295
     2004              100,327  109,913  111,495   89,083     410,818

Corrugated Medium
     2002               43,556   42,541   43,960   44,797     174,854
     2003               40,815   41,459   40,413   45,023     167,710
     2004               43,880   42,942   44,667   46,103     177,592

Total
     2002              267,476  272,762  279,336  285,789   1,105,363
     2003              258,133  283,364  279,706  279,629   1,100,832
     2004              274,590  291,685  292,745  270,984   1,130,004


    (a) Specialty Paperboard Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our joint venture with LaFarge North America, Inc.


Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Thousands)

                       1st       2nd       3rd       4th     Fiscal
                      Quarter   Quarter   Quarter   Quarter    Year
                    --------------------------------------------------

Packaging Segment
 Sales
     2002            $177,684  $177,606  $182,841  $184,554  $722,685
     2003             173,677   196,277   210,180   221,268   801,402
     2004             208,875   231,772   231,526   235,912   908,085
Packaging Income
     2002             $10,251   $12,130   $13,974   $10,849   $47,204
     2003               4,924     9,951    10,792    12,893    38,560
     2004               7,037    10,208    11,714     9,038    37,997

Return On Sales
     2002                 5.8%      6.8%      7.6%      5.9%      6.5%
     2003                 2.8%      5.1%      5.1%      5.8%      4.8%
     2004                 3.4%      4.4%      5.1%      3.8%      4.2%
Merchandising Displays and Corrugated Packaging Segment
 Sales
     2002             $74,055   $71,474   $69,565   $80,950  $296,044
     2003              75,067    66,130    71,738    78,303   291,238
     2004              73,518    77,440    75,841    91,475   318,274
Merchandising Displays and Corrugated
 Packaging Income
     2002             $11,872    $8,192    $5,031    $9,406   $34,501
     2003               7,221     5,266     6,858     9,224    28,569
     2004               5,932     7,507     6,096     9,540    29,075
Return on Sales
     2002                16.0%     11.5%      7.2%     11.6%     11.7%
     2003                 9.6%      8.0%      9.6%     11.8%      9.8%
     2004                 8.1%      9.7%      8.0%     10.4%      9.1%
Paperboard Segment
 Sales
     2002            $123,282  $122,237  $127,397  $136,788  $509,704
     2003             121,797   128,863   128,855   130,426   509,941
     2004             128,262   136,142   138,560   136,918   539,882
Paperboard Income
     2002              $6,261    $6,408    $9,080    $2,577  $ 24,326
     2003               5,308     6,408     6,017     4,031    21,764
     2004               3,130     2,361     2,639     7,621    15,751
Return on Sales
     2002                 5.1%      5.2%      7.1%      1.9%      4.8%
     2003                 4.4%      5.0%      4.7%      3.1%      4.3%
     2004                 2.4%      1.7%      1.9%      5.6%      2.9%


Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Thousands except EPS Data)


                             1st      2nd     3rd      4th    Fiscal
                            Quarter  Quarter Quarter  Quarter   Year
                           -------------------------------------------

Income (Loss) From Continuing
 Operations Before Cumulative
 Effect of a Change in Accounting
 Principle
     2002                   $11,259 $11,026   $4,922  $2,646  $29,853
     2003                     4,945   7,131    7,853   9,612   29,541
     2004                     4,166   3,009   (4,076)  6,552    9,651


Diluted EPS From Continuing
 Operations Before Cumulative Effect
 of a Change in Accounting Principle
     2002                     $0.33   $0.32    $0.14   $0.08    $0.87
     2003                      0.14    0.21     0.23    0.27     0.85
     2004                      0.12    0.09    (0.12)   0.18     0.27


Income (Loss) Before Cumulative
 Effect of a Change in Accounting
 Principle
     2002                   $12,199 $11,584  $ 5,471 $ 3,216   $32,470
     2003                     5,070   7,330    7,212   9,964    29,576
     2004                    11,879   2,910   (3,726)  6,585    17,648

Diluted EPS Before Cumulative
 Effect of a Change in Accounting
 Principle
     2002                     $0.36   $0.34    $0.16   $0.09    $0.94
     2003                      0.15    0.21     0.21    0.28     0.85
     2004                      0.34    0.08    (0.11)   0.18     0.50

Net Income (Loss)
     2002                    $6,355 $11,584   $5,471  $3,216  $26,626
     2003                     5,070   7,330    7,212   9,964   29,576
     2004                    11,879   2,910   (3,726)  6,585   17,648

Diluted EPS
     2002                     $0.19   $0.34    $0.16   $0.09    $0.77
     2003                      0.15    0.21     0.21    0.28     0.85
     2004                      0.34    0.08    (0.11)   0.18     0.50


Depreciation & Amortization
     2002                   $16,749 $17,217  $16,945 $17,180  $68,091
     2003                    17,953  17,502   17,791  19,437   72,683
     2004                    18,602  18,557   18,387  18,643   74,189


Capital Expenditures
     2002                    $9,038 $16,656  $23,887 $23,120  $72,701
     2003                    16,393  15,002   12,114  13,893   57,402
     2004                    15,421  14,923   18,269  12,210   60,823



    CONTACT: Rock-Tenn Company, Norcross
             David Rees, 770-448-2193